EXHIBIT 99.1

P.O. Box 25099 Richmond, VA 23260 • phone: (804) 359-9311 • fax (804) 254-3594

PRESS RELEASE

CONTACT		RELEASE

Karen M. L. Whelan		Immediately
Phone:	(804) 359-9311
Fax:	(804) 254-3594
Email:	investor@universalleaf.com

Universal Corporation Announces Quarterly Dividends

Richmond, VA • November 2, 2006 / PRNEWSWIRE

Allen B. King, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company’s Board of Directors has declared a quarterly dividend of forty-four cents ($.44) per share on the common shares of the Company, payable February 12, 2007, to common shareholders of record at the close of business on January 8, 2007.

Mr. King noted, “This is our 36th consecutive annual dividend increase, and we are proud of our record of delivering value to shareholders.” Universal has raised its common dividend every year since 1971.

In addition, the Board of Directors declared a quarterly dividend of $16.875 per share on the Series B 6.75% Convertible Perpetual Preferred Stock, payable December 15, 2006, to shareholders of record as of 5:00 p.m. Eastern Time on December 1, 2006.

Universal Corporation is one of the world’s leading tobacco merchants, and has operations in agri-products. Universal Corporation’s gross revenues for the fiscal year that ended on March 31, 2006, were approximately $3.5 billion, which included about $1.4 billion related to businesses that were sold on September 1, 2006. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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